EXHIBIT 99.1

News Release
NYSE: MYE
Contact: Max Barton – Director, Corporate Communications (330) 761-6106

Myers Industries Named One of America’s Most

Trustworthy Companies by Forbes

March 21, 2012, Akron, Ohio – Myers Industries, Inc. (NYSE: MYE) has been named one of America’s 100 Most Trustworthy Companies in an annual survey commissioned by Forbes. Myers was ranked in the Small-Cap Company category, with an accounting and governance risk (AGR) score of 94 out of a possible 100, and an average score of 92 over the last four quarters.

Conducted for Forbes.com by GovernanceMetrics International (GMI), a leading independent provider of global corporate governance and accounting risk ratings and research on public companies, the list ranks the nation’s top 100 companies that have consistently demonstrated transparent and conservative accounting practices and solid corporate governance and management.

According to Forbes.com, GMI finds these companies “do not play games with revenue and expense recognition, or with asset valuation” and “GMI’s evaluation penalizes companies for unusual or excessive executive compensation, high levels of management turnover, substantial insider trading relative to their corporate peers, or high levels of short-term executive compensation, which encourages management to focus on short-term results.”

“Myers Industries works very hard to earn the trust of our stakeholders through clear and transparent reporting and corporate governance best practices,” said President and Chief Executive Officer John C. Orr. “We are very proud that these efforts have been recognized, and that Myers Industries has been named as one of America’s most trustworthy companies.”

Forbes.com’s Top 100 Most Trusted Companies list was compiled by GMI scanning more than 8,000 companies traded on U.S. exchanges with market caps of $250 million or more. Companies are grouped into Large-, Mid- and Small Cap subcategories, and each quarter they receive an AGR score based on GMI’s proprietary modeling, which evaluates practices that correlate with shareholder risk.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported net sales from continuing operations of $755.7 million in 2011. Visit www.myersind.com to learn more.

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